Exhibit 10.2

PERFORMANCE GOALS

FOR PERFORMANCE SHARE UNIT AWARDS GRANTED IN 2014 UNDER

THE BAKER HUGHES INCORPORATED 2002 DIRECTOR & OFFICER

LONG-TERM INCENTIVE PLAN

1.	2014 Performance Share Unit Program Overview

The Performance Share Unit Program, a component compensation program established under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “2014 PSUP”), provides for equity awards for participants if certain performance goals are met during the term of the 2014 PSUP.

The amount that may be paid to a Participant under a Performance Share Unit Award will be determined under a two-step calculation. Under the first step, the number of Initial Performance Share Units awarded to a Participant under a Performance Share Unit Award will be preliminarily adjusted as specified herein based upon the achievement of Return on Capital Employed and Revenue growth operational performance goals that are consistent with the goals established for non-officer employees under the 2014 cash-based performance unit programs under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated Employee Long-Term Incentive Plan. The resulting preliminarily adjusted units are referred to as “Preliminarily Adjusted Units.” Under the second step, the Preliminarily Adjusted Units will be further adjusted as specified herein based upon relative Total Shareholder Return performance. The final amount of the adjusted units is referred to as the “Final Adjusted Units.” A Participant will be entitled to be awarded one share of the Company’s Common Stock for each of the Participant’s Final Adjusted Units.

Operational Performance for Purposes of Determining Preliminarily Adjusted Units

Certain adjustments to a Participant’s Initial Performance Share Units are made based upon operational performance goals for purposes of determining the amount of a Participant’s Preliminarily Adjusted Units. The operational performance goals are related to the Company’s achievement as compared to a peer group of companies. Achievement of the operational performance goals is measured over multiple performance periods from the beginning of 2014 to the end of 2016. The amount of a Participant’s Preliminarily Adjusted Units is determined by multiplying the number of Initial Performance Share Units awarded to the Participant under a Performance Share Award by an aggregate preliminary payout percentage referred to as the “Total Unit Modifier.” Twenty-five percent of the Total Unit Modifier is determined based upon one-year performance relative to certain specified performance criteria during each of 2014, 2015, and 2016. The final twenty-five percent of the Total Unit Modifier is calculated at the end of 2016 based upon the cumulative performance of the Company over the three-year performance period 2014 through 2016.

Relative Total Shareholder Return (TSR) Performance

Certain final adjustments to a Participant’s Preliminarily Adjusted Units are made based on relative TSR performance goals. The relative TSR performance goals are related to the Company’s TSR performance compared to the Philadelphia Stock Exchange Oil Service Sector Index (or OSX), over the Three-Year Performance Period.

2.	Performance Goals for the Performance Period

Operational Performance

For purposes of determining the amount of a Participant’s Preliminarily Adjusted Units under the 2014 PSUP, the performance goals are based upon the Company’s (1) change in Revenue as compared to the Peer Group, and (2) Return on Capital Employed or ROCE as compared to the Peer Group measured in absolute terms as well as the percentage growth in ROCE as compared to the Peer Group. For each performance goal, if the Company’s performance as compared to the Peer Group is the highest, the Company’s performance rank shall be first.

(a)	One Year Performance Periods

Revenue Growth. For the 2014 Performance Period, the 2015 Performance Period and the 2016 Performance Period, the Company’s One Year Interval Percentage Increase in Revenue for its 2014, 2015 and 2016 fiscal years, respectively, shall be compared against the One Year Interval Percentage Increase in Revenue for all members of the Peer Group.

Return on Capital Employed. For the 2014 Performance Period, the 2015 Performance Period and the 2016 Performance Period, the Company’s ROCE for its 2014, 2015 and 2016 fiscal years, respectively, shall be compared against the ROCE for all members of the Peer Group during the applicable Current Period, as an absolute measure. In addition, as a relative measure, for the 2014 Performance Period, the 2015 Performance Period and the 2016 Performance Period, the Company’s One Year Interval Percentage Increase in ROCE for its 2014, 2015 and 2016 fiscal years, respectively, shall be compared against the One Year Interval Percentage Increase in ROCE for all members of the Peer Group.

(b)	Three-Year Performance Period

Revenue Growth. For the Three-Year Performance Period, the Three-Year Percentage Increase in Revenue of the Company shall be compared against the Three-Year Percentage Increase in Revenue for all members of the Peer Group as of December 31, 2016.

Return on Capital Employed. For the Three-Year Performance Period, the sum of the ROCE of the Company for the 2014 Performance Period, the 2015 Performance Period and the 2016 Performance Period shall be compared against the sum of the ROCE for each member of the Peer Group for the 2014 Performance Period, the 2015 Performance Period and the 2016 Performance Period, as an absolute measure. For the relative measure in the Three-Year Performance Period, the Three-Year Percentage Increase in ROCE of the Company shall be compared against the Three-Year Percentage Increase in ROCE for all members of the Peer Group as of December 31, 2016.

Relative Total Shareholder Return (TSR) Performance

Three-Year Performance Period

For the Three-Year Performance Period, the Three-Year Total Shareholder Return of the Company shall be compared against the Three-Year Total Shareholder Return (TSR) for all members of the OSX Index as of December 31, 2016. TSR will be determined using the average share price during the 20-business day period ending on the first and last business day of Performance Period, assuming that any dividends paid are reinvested as of the ex-dividend date.

3.	Payout Percentage Adjustments Based on Peer Group Ranking

Operational Performance

For the Revenue Growth metric, the Preliminary Payout Percentage for an applicable performance period (the 2014 Performance Period, the 2015 Performance Period, the 2016 Performance Period or the Three-Year Performance Period) for each of the three performance goals is 25% times the payout percentage listed below.

2014, 2015, 2016, and Three-Year Performance Period
Peer Group Rank in Revenue Growth	5th	4th	3rd	2nd	1st
Payout Percentage	0%	45%	90%	135%	200%

The Preliminary Payout Percentage for ROCE will be based on a combination of the Company’s rank in absolute ROCE as well as the Company’s rank in percentage growth in ROCE.

The average of the Preliminary Payout Percentages for the Revenue Growth and ROCE performance for a performance period is used to determine the Average Preliminary Payout Percentage for the performance period.

The sum of the Average Preliminary Payout Percentages is the “Total Unit Modifier.”

The Participant’s Initial Performance Share Units multiplied by the Total Unit Modifier equals the Participant’s Preliminarily Adjusted Units.

In the example below, for illustrative purposes, Year 1 Revenue growth rank was 5th and 0% of 25% is 0%. ROCE absolute rank was 2nd and the ROCE rank in Growth was 2nd, so the matrix above indicates a payout percentage of 135%, and 135% percent of 25% is 33.75%. The Average Preliminary Payout Percentage based upon the performance in Year 1 is 16.88%. The sum of the Average Preliminary Payout Percentages for each of the performance periods equals the Total Unit Modifier.

Note that levels of achievement contained in the foregoing example are not forecasts by the Company of its expected levels of achievement. Rather, the levels of achievement for purposes of the illustrative example were selected at random.

If the Peer Group is reduced by merger(s) or otherwise during the term of the Three-Year Performance Period the Committee shall make such adjustments to the above unit modifier chart as it deems appropriate in its sole discretion. Such adjustments shall not increase the amounts that would have been payable under the above unit modifier chart absent such adjustments.

Relative Total Shareholder Return (TSR) Performance

The final number of shares of the Company’s Common Stock to be paid under a Performance Share Unit Award granted in 2014 earned will be calculated by adjusting the Participant’s Preliminary Adjusted Units upwards or downwards based on the Company’s relative TSR performance compared to the OSX Index. The adjustment will be based on the table below.

TSR Percentile Rank	TSR Modifier
Less than 25th Percentile	-30%
25th Percentile	-15%
50th Percentile	0%
75th Percentile or Greater	30%

For Example:

The total award earned is calculated by first multiplying the number of Initial Performance Share Units granted by the Total Unit Modifier. The resulting product, the Preliminarily Adjusted Units, is then multiplied by the TSR Modifier. The sum of (1) the Preliminarily Adjusted Units and (2) the product of the Preliminarily Adjusted Units and the TSR Multiplier is the Final Adjusted Units. Each Final Adjusted Unit represents a right to receive one share of the Company’s Common Stock.

Assume the following:

•	A participant was granted 10,000 Initial Performance Share Units

•	The Company’s operational performance resulted in a Total Unit Modifier of 111.26%

•	The Company’s relative TSR was at the 75th percentile of the OSX Index resulting in 30% TSR Modifier

The total award earned = 10,000 x 111.26% x 1.30% = 14,464 Performance Share Units

4.	Performance Comparison Groups

Operational Performance Peer Group

The Peer Group is as follows for the performance periods ending in 2014, 2015, and 2016, and for the Three-Year Performance Period.

Peer Group (5 Companies)
Baker Hughes Incorporated Halliburton Company National Oilwell Varco Incorporated Schlumberger Limited
Weatherford International Ltd.

Relative TSR Performance Peer Group

Relative TSR Performance for the Three-Year Performance Period will consist of the companies in the OSX Index at the end of Three-Year Performance Period. The following is a list of the companies currently in the OSX Index:

Baker Hughes Incorporated

Cameron International Corporation

Diamond Offshore Drilling, Inc.

Halliburton Company

Helmerich & Payne, Inc.

Nabors Industries Ltd.

Noble Corp.

National Oilwell Varco.

Oceaneering International, Inc.

Oil States International Inc.

Rowan Companies, plc

Transocean Ltd

Schlumberger Limited

Tidewater Inc.

Weatherford International Ltd.

5.	General Performance Share Unit Formula

Except as otherwise specified in the Terms and Conditions, the aggregate amount payable to a Participant for a Performance Share Unit Award granted in 2014 under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan shall be equal to the number of Initial Performance Share Units granted to the Participant multiplied by the Total Unit Modifier, as further increased or decreased by the TSR Modifier.

The Compensation Committee shall determine in writing the extent to which the Performance Goals applicable to the Performance Share Unit Awards have been satisfied before the Company makes any payments under the Performance Share Unit Awards.

Subject to the terms of the Plan, the Performance Share Unit Award and the Terms and Conditions, unless prior to the Scheduled Payment Date a Change in Control (as defined in the Terms and Conditions) occurs or the Participant forfeits his Performance Share Unit Award, on the Scheduled Payment Date the Company shall pay the Participant a number of shares of the Company’s Common Stock in an amount equal to the Final Adjusted Units (prorated in accordance with the Terms and Conditions in the event of the Retirement, death or permanent disability of the Participant within the meaning of the Terms and Conditions).

The Compensation Committee may not increase the Final Performance Share Unit Award Modifier for, or otherwise increase the aggregate amount payable to a Participant for the performance period under, a Performance Share Unit Award Agreement issued by BHI in 2014 under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan.

Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.

6.	Adjustments

Revenue Growth and Return on Capital Employed may be determined by including or excluding, in the Compensation Committee’s discretion, items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 225-20, Income Statement, Extraordinary and Unusual Items, and FASB ASC 830-10, Foreign Currency Matters, Overall, or other applicable accounting rules, or consistent with Company accounting policies and practices in effect on the date these Performance Goal are established.

7.	Definitions

For Performance Share Unit Award Agreements issued by Baker Hughes Incorporated (“BHI”) in 2014 under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan, the terms set forth below shall have the following meanings:

“Average Preliminary Payout Percentage” means, for a particular performance period, the average of the 25% Preliminary Payout Percentages for the Revenue Growth and ROCE performance for the performance period.

“Capital Employed” means an amount equal to the Relevant Company’s total shareholders’ equity at the close of the Current Period plus the Relevant Company’s long-term debt, short-term borrowing and the current portion of long-term debt at the close of the Current Period.

“Company” means BHI and all of its Affiliates in which BHI directly or indirectly has a capital investment.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Current Period” means the fiscal year of the Relevant Company that coincides with or ends within the fiscal year of the Company to which the applicable Performance Goal applies.

“EBIT” means earnings before deduction of interest and taxes.

“Final Adjusted Units” means the final amount of a Participant’s adjusted units determined after the adjustments provided herein.

“Initial Performance Share Units” means the number of Performance Share Units awarded to a Participant under a Performance Share Unit Award, determined prior to any adjustments hereunder.

“One Year Interval Percentage Increase in Revenue” means the result of (a) minus (b), divided by (c), where (a) is the Revenue of the Relevant Company for the Current Period, (b) is the Revenue of the Relevant Company for the Prior Period, and (c) is the Revenue of the Relevant Company for the Prior Period.

“One Year Interval Percentage Increase in ROCE” means the result of (a) minus (b), divided by (c), where (a) is the ROCE of the Relevant Company for the Current Period, (b) is the ROCE of the Relevant Company for the Prior Period, and (c) is the ROCE of the Relevant Company for the Prior Period.

“Participant” means the person to whom a Performance Share Unit Award is granted.

“Peer Group” means the group identified in Section 4.

“Performance Share Units” means the number of performance units listed in the Participant’s agreement evidencing his or her Performance Share Unit Award.

“Performance Share Unit Award” means a Performance Share Unit Award granted under the Plan in 2014.

“Plan” means the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan.

“Preliminarily Adjusted Units” means the product of the Participant’s Initial Performance Share Units multiplied by the Total Unit Modifier.

“Preliminary Payout Percentage” means the preliminary payout percentages identified herein for the increase in Revenue and ROCE metrics.

“Prior Period” means the fiscal year of the Relevant Company that coincides with or ends within the fiscal year of the Company immediately preceding the fiscal year of the Company to which the applicable Performance Goal applies.

“Relevant Company” means the Company or a member of the Peer Group.

“Return on Capital Employed’’ or “ROCE’ means the Relevant Company’s EBIT for the Current Period, divided by the Relevant Company’s Capital Employed.

“Revenue” means the revenue of the Company or the revenue of a particular member of the Peer Group, as applicable.

“Scheduled Payment Date” means March 15, 2017.

“Three-Year Interval Percentage Increase in Revenue “ means the result of (a) minus (b), divided by (c), where (a) is the Revenue for the Relevant Company for the Current Period corresponding to the final fiscal year of the Company ending during the Three-Year Performance Period, (b) is the Revenue of the Relevant Company for the Prior Period corresponding to the fiscal year of the Company immediately prior to the first fiscal year of the Company beginning during the Three-Year Performance Period and (c) is the Revenue of the Relevant Company for the Prior Period corresponding to the fiscal year of the Company immediately prior to the first fiscal year of the Company beginning during the Three-Year Performance Period.

“Three-Year Interval Percentage Increase in ROCE” means the result of (a) minus (b), divided by (c), where (a) is the ROCE for the Relevant Company for the Current Period corresponding to the final fiscal year of the Company ending during the Three-Year Performance Period, (b) is the ROCE of the Relevant Company for the Prior Period corresponding to the fiscal year of the Company immediately prior to the first fiscal year of the Company beginning during the Three-Year Performance Period and (c) is the ROCE of the Relevant Company for the Prior Period corresponding to the fiscal year of the Company immediately prior to the first fiscal year of the Company beginning during the Three-Year Performance Period.

“Three-Year Performance Period” means the three-year period beginning January 1, 2014, and ending December 31, 2016.

“Three-Year Total Shareholder Return” means the TSR over the Three-Year Performance Period.

“Terms and Conditions “ means the Terms and Conditions of Performance Unit Award Agreements adopted by the Compensation Committee with respect to Performance Unit Awards.

“Total Shareholder Return” or “TSR” means the total return to the shareholder.

“TSR Modifier” means the applicable percentage amount listed in the TSR modifier chart.

“TOTAL Unit Modifier” means the sum of the Average Preliminary Payout Percentages for the 2014 Performance Period, the 2015 Performance Period, the 2016 Performance Period and the Three-Year Performance Period.

“2014 Performance Period’’ means the one-year period beginning January 1, 2014, and ending December 31, 2014.

“2015 Performance Period” means the one-year period beginning January 1, 2015, and ending December 31, 2015.

“2016 Performance Period” means the one-year period beginning January 1, 2016, and ending December 31,2016.